EXHIBIT 99.2

NEWS

FOR IMMEDIATE RELEASE
Solutia Inc. 575 Maryville Centre Drive St. Louis, Missouri 63141 P.O. Box 66760 St. Louis, Missouri 63166-6760
Media: Kyle Johnson (314) 674-8552 Investors: Susannah Livingston (314) 674-8914

Solutia Adopts Shareholder Rights Plan to Protect

Net Operating Loss Carryforwards

ST. LOUIS, July 27, 2009 -- Solutia Inc. (NYSE: SOA) today announced its Board of Directors adopted a shareholder rights plan (the “Rights Plan”) designed to preserve the value of its significant United States Federal and state net operating loss carryforwards (“NOLs”) and other related tax assets under Section 382 of the Internal Revenue Code (“Code”).  Section 382 of the Code would limit the value of those tax assets upon an “ownership change.”  An “ownership change” is generally defined as a more than 50 percentage point increase in stock ownership, during a rolling three-year testing period, by “5% shareholders” as defined in Section 382 of the Code.   The Rights Plan was adopted to reduce the likelihood of this occurring by deterring the acquisition of stock by persons or groups that would create such "5% shareholders".  Solutia’s estimated United States Federal NOL as of December 31, 2008, was approximately $1.4 billion.

"The Shareholder Rights plan protects the interests of all shareholders from the possibility of losing substantial value through further limitations on the Company's ability to utilize its net operating loss carryforwards and tax credit carryforwards under Section 382 of the Code," said Jeffry N. Quinn, chairman, president and chief executive officer of Solutia.  "The Rights Plan, similar to those adopted by other publicly-held companies, is not intended for defensive or anti-takeover purposes, but rather to preserve shareholder value."

Under the Rights Plan, one right will attach to each share of common stock of Solutia.  Pursuant to the Rights Plan, if any person or group (subject to customary exceptions specified in the Rights Plan) acquires beneficial ownership of 4.99 percent or more of the outstanding shares of Solutia’s common stock without the Board's approval, significant dilution in the economic interest and voting power of such person or group would occur. Existing shareholders who currently own 4.99 percent or more of the outstanding shares of common stock will cause this dilutive event to occur only if they acquire beneficial ownership of additional shares. In its discretion, the Board may exempt certain transactions from the provisions of the Rights Plan, including if it determines that the transaction will not jeopardize the deferred tax assets or the transaction will otherwise serve the Company's best interests.  The Rights Plan may be terminated by the Board of Directors of Solutia at any time prior to the rights becoming exercisable.

The rights are not exercisable until a later date and will expire on July 27, 2012, or earlier upon the date that: (1) the Board determines that the plan is no longer needed to preserve the deferred tax assets, (2) the Board determines, at the beginning of a specified period, that no tax benefits may be carried forward, or (3) the rights are redeemed or exchanged by the Board as approved in the Rights Plan.  The issuance of the rights is not a taxable event and will not affect the Company’s reported financial conditions or results of operations (including earnings per share).

Solutia will file additional information about the terms and conditions of the Rights Plan with the Securities and Exchange Commission.

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Forward Looking Statements
This press release contains forward-looking statements, including, but not limited to statements about projected financial performance, which can be identified by the use of words such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “estimates” or “anticipates,” or other comparable terminology, or by discussions of strategy, plans or intentions.  These statements are based on management’s current expectations and assumptions about the industries in which Solutia operates and Solutia's ability to raise additional funds which is subject to market conditions.  Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the accuracy of our assumptions, the ability of third parties to finance an acquisition, and those risk and uncertainties described in Solutia’s most recent Annual Report on Form 10-K, including under “Cautionary Statement About Forward Looking Statements” and “Risk Factors”, and Solutia’s quarterly reports on Form 10-Q.  These reports can be accessed through the “Investors” section of Solutia’s website at www.solutia.com.  Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

Corporate Profile
Solutia is a market-leading performance materials and specialty chemicals company.  The company focuses on providing solutions for a better life through a range of products, including: Saflex® interlayer for laminated glass; CPFilms® aftermarket window films sold under the LLumar® brand and others; and technical specialties including the Flexsys® family of chemicals for the rubber industry, Skydrol® aviation hydraulic fluid and Therminol® heat transfer fluid.  Solutia’s businesses are world leaders in each of their market segments.  With its headquarters in St. Louis, Missouri, USA, the company operates globally with approximately 3,100 employees in more than 60 locations.  More information is available at www.Solutia.com.

Source: Solutia Inc.
St. Louis
07/27/09